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EXHIBIT 10.11

LOTUS PACIFIC, INC.

Executive Employment Agreement

    This Executive Employment Agreement ("Agreement") is made in Piscataway, NJ effective as of June 29, 2001, by and between Lotus Pacific, Inc., a Delaware corporation (the "Company"), and YAN Yong, an individual residing in 835 Arcturus Circle, Foster City, California 94404 (the "Executive"), who hereby agree as hereinafter provided.

    Section 1.  Definitions.  As used herein, the following terms shall have the meanings set forth below.

  "Agreement" shall have the meaning set forth in the introductory paragraph hereof.

  "Base Compensation" shall have the meaning set forth in Section 5(a).

  "Board of Directors" means the incumbent directors of the Company as of the point in time reference thereto is made in this Agreement.

  "Cause" shall have the meaning set forth in Section 11(b).

  "Company" shall have the meaning set forth in the introductory paragraph of this Agreement, and shall include Subsidiaries where appropriate.

  "Competitive Business" shall have the meaning set forth in Section 10(a).

  "Confidential Information" shall have the meaning set forth in Section 10(c).

  "Disability" of the Executive means that, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties on a full-time basis for six consecutive months, or for an aggregate of nine months in any consecutive 12-month period, and a physician selected by the Executive is of the opinion that (a) he is suffering from "total disability" as defined in the Company's disability insurance program or policy and (b) he will qualify for Social Security Disability Payments and (c) within 30 days after written notice thereof is given by the Company to the Executive (which notice may be given at any time after the end of such six or 12-month periods) the Executive shall not have returned to the performance of his duties on a full-time basis.

  "Employment Commencement Date" means the date of the Agreement becomes effective.

  "Employment Termination Date" means the date the Employment Term terminates as provided in Section 11.

  "Executive" shall have the meaning set forth in the introductory paragraph of this Agreement.

  "Fiscal Year" means the fiscal year of the Company.

  "Notice of Termination" shall have the meaning set forth in Section 11(a)(1).

  "Scheduled Employment Termination Date" means the day immediately preceding the first anniversary of the Employment Commencement Date.

    Section 2.  Employment and Term.  The Company hereby employs the Executive, and the Executive hereby accepts such employment by the Company, for the purposes and upon the terms and conditions contained in this Agreement.

    Subject to the provisions of Section 11 below, the term of the Executive's employment under this Agreement shall be one year commencing on the Employment Commencement Date and ending on the Scheduled Employment Termination Date, which shall be automatically extended for another year if neither party will give the other party a written notice 30 days prior to the Scheduled Employment Termination Date proposing to terminate this Agreement (the "Employment Term").

    Section 3.  Employment Capacity and Duties.  The Executive shall be employed initially as President, Chief Executive Officer, Chief Financial Officer and Secretary of the Company and sometimes later during the Employment Term, subject to the Board of Directors' decision, will be employed to hold office of one or more of the foregoing four positions at the Board of Directors' discretion. The Executive shall have the duties and responsibilities incumbent with the positions of President, Chief Executive Officer, Chief Financial Officer and/or Secretary of the Company in consistence with the office(s) of the positions for which the Executive will have been appointed by the Board of Directors.

    Section 4.  Executive Performance Covenants.  The Executive accepts the employment described in Section 3 and agrees to devote his reasonable time and efforts (except for certain limited absences due to his roles in TCL International Holdings Limited, illness or appropriate vacations) to the business and affairs of the Company and the performance of the aforesaid duties and responsibilities.

    Section 5.  Compensation.  The Company shall pay to the Executive, for his services hereunder, the compensation hereinafter provided in this Section 5. Such compensation shall be paid to the Executive at the times and in the manner as provided below.

      (a)  Base Compensation.  The Executive shall be paid "Base Compensation" for each Fiscal Year at an annual rate of US$120,000 in 26 bi-weekly equal installments. The Base Compensation may be increased (but may not be decreased) at any time or from time to time by action of the Board of Directors or any committee thereof.

      (b)  Bonus.  In addition to the Base Compensation, the Executive shall be paid at the end of each Fiscal Year a bonus in an amount to be determined by the Board of Directors in consideration of the Executive's performance.

    Section 6.  Reimbursement of Expenses.  The Company shall reimburse the Executive for his expenses incurred in providing services to the Company, including expenses for travel, entertainment and similar items, in accordance with the Company's reimbursement policies as determined from time to time by the Board of Directors. If there is a dispute as to the eligibility of an expense for reimbursement in accordance with the Company's reimbursement policies, then such expense shall be determined to be reimbursable if approved by a majority of the Board of Directors.

    Section 7.  Employee Benefits, Vacations.  During the Employment Term, the Executive shall receive the benefits and enjoy the perquisites described below:

      (a)  Benefit Plans.  The Company shall continue in effect any perquisite, benefit or compensation plan (in addition to the compensation provided for in Section 5) including its profit sharing plan and 401(k) plan, medical and dental insurance plan, life insurance plan, health and accident plan and disability plan (collectively referred to as the "Benefit Plans"). The Company may make modifications in the Benefit Plans so long as such modifications (i) are generally applicable to all other executives of the Company and (ii) do not discriminate against the Executive.

      (b)  Vacations.  The Executive shall be entitled in each Fiscal Year to a vacation of 4 weeks (20 working days), during which time his compensation shall be paid in full, and such holidays and other nonworking days as are consistent with the policies of the Company for executives generally. Vacation days during any Fiscal Year that are not used by the Executive during such Fiscal Year may be used in any subsequent Fiscal Year.

      (c)  Relocation Allowance.  The Company shall provide the Executive with an allowance for relocation expenses incurred in connection with relocation of the Executive, his wife and his daughter, including moving of his family's furniture, if any, from Shenzhen, China to Los Angeles, obtaining visa for his wife, and travel expenses of the Executive, his wife and daughter from Shenzhen to Los Angeles, the actual amount of which shall be determined by the actual costs and expenses incurred by the Executive and his family in relation to such relocation. In addition, upon the conclusion of the Employment Term, the Company shall provide the Executive an allowance in an amount no less than the aforementioned relocation allowance in connection with any relocation outside of Los Angeles.

      (d)  Housing Allowance.  The Company shall rent a two-three bedroom apartment in a nice neighborhood of the Company's principal office for the Executive and his family during the Employment Term.

    Section 9.  Automobile Allowance.  During the Employment Term, the Company shall lease a new full-size or up-grade automobile for the Executive to use and maintain and insure the automobile at the Company's expense. The terms and conditions of the Executive's use of such automobile and the extent to which the Company shall defray the costs of its operation shall be the same as those pertaining to automobiles presently being furnished other executive and managerial personnel of the Company.

    Section 10.  Certain Company Protection Provisions.

    (a)  Noncompetition.  During the Employment Term, the Executive shall not directly or indirectly compete with the Company by owning, controlling or participating in the ownership, affiliated or associated with, any Competitive Business in the United States. As used herein, a "Competitive Business" is any other corporation, partnership, proprietorship, firm, association or other business entity in the United States which is engaged in any business from which the Company derives five percent or more of its consolidated revenues during the 12 months preceding the Employment Termination Date or in which the Company has invested five percent or more of its total assets as of the time in question, provided, however, that ownership of not more than five percent of the stock of any publicly traded company shall not be deemed a violation of this provision.

    (b)  Non-Interference.  During the Employment Term, the Executive shall not induce or solicit any employee of the Company or any person doing business with the Company to terminate his or her employment or business relationship with the Company or otherwise interfere with any such relationship.

    (c)  Confidentiality.  The Executive agrees and acknowledges that, by reason of the nature of his duties as an officer and employee, he will have or may have access to and become informed of confidential and secret information which is a competitive asset of the Company ("Confidential Information"), including any lists of customers, financial statistics, research data or operation plans. The Executive agrees to keep in confidence, and not to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of his employment duties) any such Confidential Information. The Executive acknowledges that all manuals, instruction books, price lists, information and records relating to the Company's business, and any and all other documents containing Confidential Information furnished to the Executive by the Company or otherwise acquired or developed by the Executive, shall at all times be the property of the Company. Upon termination of the Employment Term, the Executive shall return to the Company any such property or documents which are in his possession, custody or control, but his obligation of confidentiality shall survive such termination of the Employment Term until and unless any such Confidential Information shall have become, through no fault of the Executive, generally known to the trade.

    Section 11.  Termination of Employment.

    (a)  Notice of Termination; Employment Termination Date.

      (1) Any termination of the Executive's employment by the Company or the Executive shall be communicated by written Notice of Termination to the other party thereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.

      (2) "Employment Termination Date" shall mean the date on which the Employment Term and the Executive's right and obligation to perform employment services for the Company shall terminate effective upon the first to occur of the following, it being understood that in no event may the Employment Term be terminated other than as the result of one of the following events:

    (A)
    If the Executive's employment is terminated for Disability, the date which is fourteen (14) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such fourteen (14) day period);

    (B)
    If the Executive's employment is terminated by the Executive for Good Reason (see Section 11(e)), the date specified in the Notice of Termination, which date (except with the written consent of the Company to the contrary) shall not be more than thirty (30) days after the date that the Notice of Termination is given;

    (C)
    The death of the Executive;

    (D)
    The Scheduled Employment Termination Date;

    (E)
    If the Executive's employment is terminated by the Company for Cause (see Section 11(b)(1)), the date on which a Notice of Termination is given; provided that if within seven (7) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Employment Termination Date shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected);

    (F)
    If the Executive's employment is terminated by the Company other than for Cause, Disability or death of the Executive, the date specified in the Notice of Termination which date (except with the written consent of the Executive to the contrary) shall be more than ninety (90) days after the date that the Notice of Termination is given; and

    (G)
    If the Executive's employment is terminated by voluntary action of the Executive (see Section 11(e)), the date specified in the Notice of Termination, which date (except with the written consent of the Company to the contrary) shall be more than ninety (90) days after the date that the Notice of Termination is given;

    (b)  Termination for Cause.

      (1) The Company may terminate the Executive's employment and the Employment Term for Cause. For the purposes of this Agreement, the Company shall have "Cause" to terminate employment hereunder only (A) if termination shall have been the result of an act or acts of misconduct materially injurious to the Company, monetarily or otherwise, or (B) upon the wilful and continued failure by the Executive substantially to perform his duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness) after a demand in writing for substantial performance is delivered by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, and such failure results in demonstrably material injury to the Company. The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the Board of Directors at a meeting of the Board of Directors called and held for the purpose (after not less than 30 days written notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board of Directors, such notice of meeting to indicate the specific termination provision of this Agreement relied upon and specify in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated), finding that in the good faith opinion of the Board of Directors the Executive was guilty of conduct set forth above in clauses (A) or (B) of the second sentence of this paragraph and specifying the particulars thereof in detail.

      (2) If the Executive's employment shall be terminated for Cause, the Company shall pay the Executive, within 10 days of such termination, his unpaid Base Compensation through the Employment Termination Date at the rate in effect at the time Notice of Termination is given.

    (c)  Termination for Disability.  The Company may terminate the Executive's employment because of the Disability of the Executive and thereafter shall pay to the Executive (or his successors) (1) his unpaid Base Compensation through the third full month following the Employment Termination Date at his then effective Base Compensation rate, plus (2) an amount equal to a pro-rata portion of any bonus calcaulated through the third full month folowing the Employment Termination Date as thought all of such six month period were part of the Fiscal Year in hich occurred the Employment Termination Date, plus (3) the relocation and moving expenses as specified in Section 7(c) above. In addition, the Executive shall be entitled to the amounts and benefits specified in Paragraph (2) of Section 11(f) of this Agreement.

    (d)  Termination Upon Executive's Death.  In the event of the Executive's death, the Company shall pay to the Executive's estate (1) any unpaid amount of Base Compensation through the date of death at the then effective Base Compensation rate plus (2) an amount equal to the pro-rata portion of any bonus calculated with respect to the Fiscal Year in which the death occurs plus (3) the relocation and moving expenses as specified in Section 7(c) above.

    (e)  Termination of Employment by the Executive.

      (1) The Executive may terminate his employment for Good Reason and receive the payments and benefits specified in Section 11(f) in the same manner as if the Company had terminated his employment. For purposes of this Agreement, "Good Reason" will exist if any one or more of the following occur:

    (A)
    Failure by the Company to honor any of its material obligations under this Agreement after a seven (7) day written notice to cure expires;

    (B)
    Any purported termination by the Company of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 11(a) above and, for purposes of this Agreement, no such purported termination shall be effective; or

    (C)
    If there is a Change in Control of the Company (as defined below) and the employment of the Executive is concurrently or subsequently terminated. For the purpose of this Agreement, a Change in Control of the Company has occurred when: (x) any person (defined for the purposes of this Section 11 to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Company, or an employee benefit plan established by the Board of Directors of the Company, acquires, directly or indirectly, the beneficial ownership (determined under Rule 13 d-3 of the regulations promulgated by the Securities and Exchange Commission under Section 13(d) of the Exchange Act) of securities issued by the Company having 50% or more of the voting power of all of the voting securities issued by the Company in the election of directors at the next meeting of the holders of voting securities to be held for such purpose; or (y) a majority of the directors elected at any meeting of the holders of voting securities of the Company are persons who were not nominated for such election by the Board of Directors of the Company or a duly constituted committee of the Board of Directors of the Company having authority in such matters; or (z) the Company merges or consolidates with or transfers substantially all of its assets to another person.

      (2) The Executive shall have the right voluntarily to terminate his employment other than for Good Reason, and if the Executive shall so terminate his employment, he shall be entitled only to payment of the amounts which would be payable under Section 11(b)(2) had he been terminated for Cause.

    (f)  Compensation Upon Certain Termination.

      (1) If the Company shall terminate the Executive's employment other than pursuant to Section 11(b), (c) or (d), or if the Executive shall terminate his employment for Good Reason pursuant to Section 11(e)(1) (but not a termination voluntarily by the Executive other than for Good Reason under Section 11(e)(2)), then the Company shall pay to the Executive the following amounts:

    (A)
    (1) His unpaid Base Compensation through the Employment Termination Date at his then effective Base Compensation rate, plus (2) an amount equal to a pro-rata portion of the amount of any bonus payable to him with respect to the Fiscal Year in which occurs the Employment Termination Date plus (3) the relocation and moving expenses specified in Section 7(c) above.

    (B)
    In addition, the Company shall pay to the Executive promptly in a single lump sum in cash an amount equal to the product of (i) two, multiplied by (ii) 100% of the aggregate total amount which would have been payable to Executive under Section 5 for the entire Fiscal Year in which occurs the Employment Termination Date as if his employment had not been terminated (and without deduction or offset for any amounts actually paid for such Fiscal Year on account of Base Compensation, and assuming for purposes of calculating (x) the Base Compensation, 100% of the amount thereof at the annual rate payable for such Fiscal Year pursuant to Section 5(a) and (y) the bonus accrued for the most recently completed Fiscal Year).

    (C)
    The Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain (any amounts due under this Section 11(f) are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty).

      (2) Unless the Executive is terminated for Cause, the Company shall maintain in full force and effect, for the Executive's continued benefit through the Scheduled Employment Termination Date, all active and retired Benefit Plans and other benefit programs or arrangements in which he was entitled to participate immediately prior to the Scheduled Employment Terminate Date (except as specified in Section 7(a) of this Agreement), provided that continued participation is possible under the general terms and provisions of such plans and programs. In the event that participation in any such plan or program is barred, the Company shall arrange to provide him with benefits substantially similar to those which he is entitled to receive under such plans and programs.

    (g)  Compensation Upon Disability.  During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, he shall continue to receive his full Base Compensation at the rate then in effect and his full bonus accrued; all until this Agreement is terminated pursuant to Section 11(c) hereof. Thereafter, his benefits shall be determined in accordance with the Company's Benefit Plans.

    Section 12.  Indemnification.  The Company shall, to the maximum extent permitted by law, indemnify and hold the Executive harmless for any acts or decisions made in good faith while performing services for the Company. To the same extent, the Company shall pay, and subject to any legal limitations, advance all expenses, including reasonable attorney fees, reasonably incurred by the Executive in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against the Executive by reason of his service as an officer and/or director of the Company.

    Section 13.  Company-Provided Indemnity Insurance.  The Company shall use its best efforts to obtain coverage for the Executive under a liability insurance policy or policies for the Executive during the entire Employment Term.

    Section 14.  Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in California in accordance with the rules of the American Arbitration Association then in effect; provided that all arbitration expenses shall be borne by the Company. Notwithstanding the pendency of any dispute or controversy concerning termination or the effects thereof, the Company will continue to pay the Executive his full compensation in effect immediately before any Notice of Termination giving rise to the dispute was given (including, but not limited to, Base Compensation and bonus accrued) and continue him as a participant in all compensation, benefit and insurance plans in which he was then participating, until the dispute is finally resolved. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid until the Employment Termination Date during the pendency of any dispute or controversy arising under or in connection with this Agreement.

    Section 15.  Successors and Assigns.  Except as hereinafter expressly provided, the agreements, covenants, terms and provisions of this Agreement shall bind the respective heirs, executors, administrators, successors and assigns of the parties. Specifically, and not by way of limitation of the foregoing, the Executive shall be bound by the terms and conditions of this Agreement to any successor assignee of the Company's rights and obligations hereunder as a result of any merger, consolidation or sale or lease of all or substantially all of the Company's business and assets. If any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company fails, concurrently with the effectiveness of any such succession, to agree in writing in form and substance reasonably satisfactory to the Executive expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place, then the Executive shall have the right, effected by notice to such successor not later than 90 days after the effectiveness of such succession, to terminate the Employment Term under Section 11(e) as though such failure was an uncured breach by the Company of a material covenant or agreement of the Company contained in this Agreement.

    If the Executive should die while any amounts are payable to him hereunder, or if by reason of his death payments are to be made to him hereunder, then this Agreement shall inure to the benefit of and be enforceable by the Executive's executors, administrators, heirs, distributees, devisees and legatees and all amounts payable hereunder shall then be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to his estate.

    This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as hereinbefore provided in this Section 15. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this paragraph the Company shall have no liability to pay to the purported assignee or transferee any amount so attempted to be assigned or transferred.

    Section 16.  Notices.  Any notice or other communication required or desired to be given hereunder shall be in writing and shall be deemed sufficiently given when personally delivered or when mailed by first class certified mail, return receipt requested and postage prepaid, addressed to the parties at their respective addresses set forth under their respective signatures below or such other person or addresses as shall be given by notice of any party.

    Section 17.  Waiver; Remedies Cumulative.  No waiver of any right or option hereunder by any party shall operate as a waiver of any other right or option, or the same right or option as respects any subsequent occasion for its exercise, or of any legal remedy. No waiver by any party of any breach of this Agreement or of any agreement or covenant contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach. All remedies provided by this Agreement are in addition to all other remedies by it or the law provided.

    Section 18.  Governing Law; Severability.  This Agreement is made and is expected to be performed in California, and the various terms, provisions, covenants and agreements, and the performance thereof, shall be construed, interpreted and enforced under and with reference to the laws of the State of California. It is the intention of the Company and the Executive to comply fully with all laws and matters of public policy relating to employment agreements and restrictive covenants, and this Agreement shall be construed consistently with such laws and public policy to the extent possible. If and to the extent any one or more covenants, agreements, terms and provisions of this Agreement or any portion or portions thereof shall be held invalid or unenforceable by a court of competent jurisdiction, then such covenants, agreements, terms and provisions (or portions thereof) shall be deemed separable from the remaining covenants, agreements, terms and provisions of this Agreement and such holding shall in no way affect the validity or enforceability of any of the other covenants, agreements, terms and provisions hereof.

    Section 19.  Miscellaneous.  This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may not be modified, changed or amended except in a writing signed by each of the parties hereto. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original hereof. The captions of the several sections and subsections of this Agreement are not a part of the context hereof, are inserted only for convenience in locating such sections and subsections and shall be ignored in construing this Agreement.

    IN WITNESS WHEREOF, the Company and the Executive have executed two counterparts of this Agreement.

Company:		Executive:
Lotus Pacific, Inc.
By:	/s/		/s/

Name:	Stacey Q. Sun	Name:	YAN Yong
Title:	Vice President

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  EXHIBIT 10.11
LOTUS PACIFIC, INC. Executive Employment Agreement